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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 9, 2015, the Board of Directors of BFC Financial Corporation (the “Company”) approved amendments to the Company’s By-Laws which add to the By-laws an exclusive forum selection provision which will be applicable to certain litigation and a provision for fee shifting in the case of certain litigation as described below.

Pursuant to the exclusive forum selection provision, which was added as Article IX, Section 1 of the By-Laws, unless the Company’s Board of Directors consents to the selection of an alternative forum, the Circuit Court located in Broward County, Florida (or, if such Circuit Court does not have jurisdiction, another Circuit Court located within Florida or, if no Circuit Court located within Florida has jurisdiction, the federal district court for the Southern District of Florida) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its shareholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the Florida Business Corporation Act or the Company’s Articles of Incorporation or By-Laws (in each case, as may be amended from time to time), or (iv) any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Florida (each, a “Covered Proceeding”). The new forum selection provision provides that if any Covered Proceeding is filed in a court other than a court located within Florida (a “Foreign Action”) in the name of any shareholder, then such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within Florida in connection with any action brought in any such court to enforce the exclusive forum provision described in the preceding sentence and (ii) having service of process made upon such shareholder in any such enforcement action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

In addition, pursuant to Article IX, Section 2 of the By-Laws, the Company and its officers, directors and other employees have the right to the extent permitted by applicable law (and unless the Company’s Board of Directors consents to the contrary) to reimbursement of all amounts incurred by the Company or its officers, directors or other employees, from any person or entity that initiates or asserts any claim or counterclaim against the Company or any of its officers, directors or other employees, or joins, offers substantial assistance to or has a direct financial interest in any such claim or counterclaim, if such person or entity does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought.

The Company’s Board of Directors believes that the foregoing provisions are in the best interests of the Company and its shareholders, and specifically that the forum selection and fee-shifting provisions are advisable in light of the substantial expenses associated with litigation, including the expenses to respond to expansive electronic and other discovery requests in potentially frivolous or unsubstantiated actions, which unnecessarily place a strain on the Company’s financial resources and divert management time and attention. In addition, the forum selection provision protects the Company against having to defend potentially concurrent multi-jurisdictional litigation in non-Florida courts. It was noted that the new forum selection provision does not govern every type of legal action that could be brought against the Company or any of its directors, officers or other employees, but rather only applies to certain enumerated categories of legal actions, namely Covered Proceedings (as defined above).

The foregoing description of the amendments to the Company’s By-Laws is a summary only and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Company’s By-Laws, as amended, which are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	By-Laws of BFC Financial Corporation, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: February 12, 2015	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
3.1	By-Laws of BFC Financial Corporation, as amended